Exhibit 3.1

Bylaws Amendment to the Second Amended and Restated Bylaws

The Second Amended and Restated Bylaws of CEVA, Inc., a Delaware corporation (the “Company”), are hereby amended as follows:

Section 3.1 of the Company’s Second Amended and Restated Bylaws is amended and restated as follows:

“Section 3.1 Number and Term of Office.

The number of directors of the Company shall not be less than eight (8) nor more than eleven (11) until changed by amendment of the Certificate of Incorporation or by a Bylaw amending this Section 3.1 duly adopted by the vote of holders of a majority of the outstanding shares or by the Board of Directors. The exact number of directors shall be fixed from time to time, within the limits specified in the Certificate of Incorporation or in this Section 3.1, by a Bylaw or amendment thereof duly adopted by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present or by the Board of Directors. Subject to the foregoing provisions for changing the number of directors, the number of directors of the Company has been fixed at eight (8).

Any amendment, change or repeal of this Section 3.1, or any other amendment to these Bylaws that will have the effect of permitting circumvention of or modifying this Section 3.1, shall require the favorable vote, at a stockholders’ meeting, of the holders of at least a majority of the then-outstanding shares of stock of the Company entitled to vote.

Except as provided in Section 3.3, the directors shall be elected by a plurality vote of the shares represented in person or by proxy, at the stockholders annual meeting in each year and entitled to vote on the election of directors. Elected directors shall hold office until the next annual meeting for the years in which their terms expire and until their successors shall be duly elected and qualified. Directors need not be stockholders. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.”